FOR IMMEDIATE RELEASE
LINN ENERGY RECEIVES NASDAQ NOTICE REGARDING DELAYED FILING OF FORM 10-Q
Pittsburgh, Pennsylvania, May 31, 2006 – Linn Energy, LLC (Nasdaq: LINE) today announced that it has received a Nasdaq Staff Determination letter dated May 24, 2006 indicating that the Company failed to comply with the filing requirements for continued listing set forth in Marketplace Rule 4310(c)(14) because the Company had not yet filed its Quarterly Report on Form 10-Q for the period ended March 31, 2006 (the “Form 10-Q”). As a result, the Company’s units are subject to delisting from The Nasdaq Stock Market. The Company has scheduled a hearing for June 1, 2006 before a Nasdaq Listing Qualifications Panel (the “Panel”) to appeal the Staff’s determination. Pending a decision by the Panel, the Company’s units will remain listed on The Nasdaq Stock Market. The Company is working diligently to complete the Form 10-Q and expects to be able to file such report by June 30, 2006.
The Company has obtained a waiver from its lenders under its credit facility for a 30-day extension through June 30, 2006 with regard to its covenant to provide the administrative agent under the facility with annual audited financial statements and quarterly financial statements.
ABOUT LINN ENERGY
Linn Energy is an independent natural gas company focused on the development and acquisition of natural gas properties in the Appalachian Basin, primarily in West Virginia, Pennsylvania, New York and Virginia. More information about Linn Energy is available on the internet at www.linnenergy.com.
CONTACT:	Kolja Rockov, EVP & CFO Linn Energy, LLC 412-440-1479